MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

May 10, 2021

BlackRock Credit Strategies Fund

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:    BlackRock Credit Strategies Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to BlackRock Credit Strategies Fund, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of common shares of beneficial interest, par value $0.001 per share, of the Trust to be offered pursuant to the Registration Statement (as defined below) (the “Offered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of June 17, 2019 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Registration Statement of the Trust on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-[ ]), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File No. 811-23380) to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), including the Prospectus of the Trust contained in the Registration Statement; the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on August 27, 2018, as amended by the Certificate of Amendment thereto as filed in the State Office on September 18, 2018, changing the name of the Trust from BlackRock Credit Opportunities Fund to BlackRock Credit Strategies Fund (as so amended, the “Trust Certificate”); the Governing Instrument; the Amended and Restated Bylaws of the Trust effective as of September 18, 2018, as amended by Amendment No. 1 thereto dated as of November 19, 2020 (as so amended, the “Bylaws”); the Distribution Agreement dated as of February 28, 2019 (the “Distribution Agreement”) by and between the Trust and BlackRock Investments, LLC; resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on November 15, 2018 (the “Organizational Resolutions”); resolutions of the

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May 10, 2021

Board of Trustees of the Trust prepared for adoption at a meeting held on January 9, 2019 (the “January Resolutions”); resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on February 8, 2019 (the “February 2019 Resolutions”); resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on February 20, 2020 (the “February 2020 Resolutions”); resolutions of the Board of Trustees of the Trust prepared for adoption at a meeting held on April 21, 2021 (the “April Resolutions” and together with the Governing Instrument, the Registration Statement, the Trust Certificate, the Bylaws, the Distribution Agreement, the Organizational Resolutions, the January Resolutions, the February 2019 Resolutions and the February 2020 Resolutions, the “Governing Documents”); and an Officer’s Certificate of the Trust dated as of May 10, 2021. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto (other than the Trust) of the above-referenced agreements, instruments, certificates and other documents; (iii) the payment of consideration for the Shares (including the Offered Shares), and the application of such consideration, as provided in the Governing Documents and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares (including the Offered Shares); (iv) that no event has occurred that would cause a termination or dissolution of the Trust or any series or class thereof; (v) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; and (viii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no documents, facts or circumstances that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Offered Shares, when issued and delivered in accordance

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May 10, 2021

with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares, except to the extent provided in Section 3.8 of the Governing Instrument.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering